Filed Pursuant to Rule 433

Registration Statement No. 333-213383-05

Dated August 16, 2017

Commonwealth Edison Company

First Mortgage 2.950% Bonds, Series 122, due 2027

First Mortgage 3.750% Bonds, Series 123, due 2047

August 16, 2017

Pricing Term Sheet

	Series 122 Bonds	Series 123 Bonds

Issuer:	Commonwealth Edison Company	Commonwealth Edison Company

Ratings*:	A1 (Moody’s); A- (S&P); A (Fitch)	A1 (Moody’s); A- (S&P); A (Fitch)

Securities:	First Mortgage 2.950% Bonds, Series 122	First Mortgage 3.750% Bonds, Series 123

Trade Date:	August 16, 2017	August 16, 2017

Settlement Date**:	August 23, 2017 (T+5)	August 23, 2017 (T+5)

Principal Amount:	$350,000,000	$650,000,000

Maturity Date:	August 15, 2027	August 15, 2047

Coupon:	2.950%	3.750%

Benchmark Treasury:	2.250% due August 15, 2027	3.000% due May 15, 2047

Benchmark Treasury Price / Yield:	100-05 / 2.232%	103-23+ / 2.814%

Spread to Benchmark Treasury:	+75 basis points	+95 basis points

Yield to Maturity:	2.982%	3.764%

Public Offering Price:	99.726% of the principal amount	99.750% of the principal amount

Interest Payment Dates:	February 15 and August 15 of each year, commencing February 15, 2018	February 15 and August 15 of each year, commencing February 15, 2018

Optional Redemption Provisions:	At any time prior to May 15, 2027 (three months prior to the maturity date), at a make whole price equal to the greater of (a) 100% of the principal amount or (b) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate plus 12.5 basis points; and on or after May 15, 2027, at 100% of the principal; plus, in each case, accrued and unpaid interest to, but excluding, the redemption date	At any time prior to February 15, 2047 (six months prior to the maturity date), at a make whole price equal to the greater of (a) 100% of the principal amount or (b) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate plus 15 basis points; and on or after February 15, 2047, at 100% of the principal; plus, in each case, accrued and unpaid interest to, but excluding, the redemption date

CUSIP/ ISIN:	202795 JK7 / US202795JK73	202795 JL5 / US202795JL56

Joint Book Running Managers:	Mizuho Securities USA LLC Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC CIBC World Markets Corp. SMBC Nikko Securities America, Inc.	Mizuho Securities USA LLC Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC CIBC World Markets Corp. SMBC Nikko Securities America, Inc.

Senior Co-Manager:	KeyBanc Capital Markets, Inc. Loop Capital Markets LLC The Williams Capital Group, L.P.	KeyBanc Capital Markets, Inc. Loop Capital Markets LLC The Williams Capital Group, L.P.

Co-Managers:	Blaylock Van, LLC Melvin Securities, LLC Samuel A. Ramirez & Company, Inc.	Blaylock Van, LLC Melvin Securities, LLC Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect to deliver the bonds on or about August 23, 2017, which will be the fifth business day following the date of this term sheet (“T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this term sheet or the next succeeding business day will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mizuho Securities USA LLC at 1-866-271-7403, U.S. Bancorp Investments, Inc. at 1-877-558-2607, Scotia Capital (USA) Inc. at 1-800-372-3930 or Wells Fargo Securities, LLC at 1-800-645-3751.